As filed with the Securities and Exchange Commission on September 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	16-1694602 (I.R.S. Employer Identification No.)

13319 Midlothian Turnpike
Midlothian, Virginia 23113
(Address of principal executive offices) (Zip code)

Village Bank and Trust Financial Corp. 2024 Stock Incentive Plan

(Full title of the plan)

James E. Hendricks, Jr.

President and Chief Executive Officer

Village Bank and Trust Financial Corp.

13319 Midlothian Turnpike

Midlothian, Virginia 23113

(Name and address of agent for service)

804-897-3900

(Telephone number, including area code, of agent for service)

Copy to:

Benjamin A. McCall

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

(804) 420-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)	The Annual Report on Form 10-K for the year ended December 31, 2023 of Village Bank and Trust Financial Corp. (the “Company”), filed with the Commission on March 22, 2024.
(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 10, 2024 and August 9, 2024, respectively.
(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 27, 2024, May 21, 2024, May 21, 2024 and August 27, 2024.
(d)	The description of the Company’s common stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 22, 2024.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by the Virginia Stock Corporation Act, the Articles of Incorporation of the Company contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of its directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties, except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the Articles of Incorporation of the Company provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the Articles of Incorporation of the Company are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors, or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Articles of Incorporation of Village Bank and Trust Financial Corp., as amended (incorporated herein by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed with the Commission on October 31, 2014).

4.2	Bylaws of Village Bank and Trust Financial Corp., as amended (incorporated herein by reference to Exhibit 3.2 of the Current Report on Form 8-K, filed with the Commission on May 23, 2023).

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen, included in Exhibit 5.1.*

23.2	Consent of Yount, Hyde & Barbour, P.C.*

24.1	Powers of Attorney of Directors and Officers (included on signature page).

99.1

Village Bank and Trust Financial Corp. 2024 Stock Incentive Plan (incorporated by reference to Appendix A of the Supplement to the Definitive Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2024, filed with the Commission on April 22, 2024).

107.1	Filing Fee Table.*

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Midlothian, Commonwealth of Virginia, on September 6, 2024.

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ James E. Hendricks, Jr.
James E. Hendricks, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints James E. Hendricks, Jr. and Donald M. Kaloski, Jr., and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ Craig D. Bell	Director and Chairman of the Board	September 6, 2024
Craig D. Bell

/s/ James E. Hendricks, Jr.	President and Chief Executive	September 6, 2024
James E. Hendricks, Jr.	Officer, Director (Principal Executive Officer)

/s/ Donald M. Kaloski, Jr.	Executive Vice President and	September 6, 2024
Donald M. Kaloski, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Ronald L. Carey, Jr.	Director	September 6, 2024
Ronald L. Carey, Jr.

/s/ Devon M. Henry	Director	September 6, 2024
Devon M. Henry

/s/ Frank E Jenkins, Jr.	Director	September 6, 2024
Frank E Jenkins, Jr.

/s/ Mary Margaret Kastelberg	Director	September 6, 2024
Mary Margaret Kastelberg

/s/ Michael A. Katzen	Director	September 6, 2024
Michael A. Katzen

/s/ Selena T. Sanderson	Director	September 6, 2024
Selena T. Sanderson

/s/ Michael L. Toalson	Director	September 6, 2024
Michael L. Toalson